Exhibit 99.1

BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST ANNOUNCES
RESULTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2009

Great Neck, New York – May 8, 2009 – BRT Realty Trust (NYSE:BRT) today reported its results of operations for the three and six months ended March 31, 2009.

BRT has taken loan loss allowances of $17,530,000 against its loan portfolio for both the three and six months ended March 31, 2009, which primarily includes (i) an $11,500,000 loan loss allowance related to 19 loans aggregating $37,804,000 made to entities controlled by one individual, secured by several land assemblage sites in Newark, NJ (which includes existing office, retail, parking and vacant land), and (ii) a $4,350,000 loan loss allowance related to a loan in the amount of $22,967,000 secured by a vacant eight-story office building with existing occupied retail in Brooklyn, NY, which was to be developed by a borrower as residential condominiums.  Both of these loans became non-earning during the quarter ended March 31, 2009.

In addition, in the three and six month periods, BRT took impairment charges of $12,315,000 and $15,815,000, respectively, against real estate properties owned, and impairment charges of $8,435,000 in both the three and six month periods against real estate properties held for sale.  As a result of the loan loss allowances and the impairment charges, and the other factors discussed below, BRT reported a loss for the three and six months ending March 31, 2009 of $42,336,000, or $3.62 per share, and $45,959,000, or $3.93 per share, respectively.

In both the three and six months ended March 31, 2009, 23 loans (19 of which were made to entities controlled by one individual) with an aggregate principal balance of $67,604,000, before loan loss allowances of $17,530,000, became non-earning.  At March 31, 2009, BRT had an aggregate of $67,647,000 of non-earning loans, which represents 53% of its loan portfolio (before allowances for loan losses), 33% of its total assets and a net increase of $49,240,000 since September 30, 2008, BRT’s fiscal year end.

Jeffrey Gould, President and Chief Executive Officer of BRT, commented that the continuing credit crisis and the general economic decline has made it unfeasible to develop commercial and residential properties and has accelerated the decline in commercial real estate values generally and more specifically those properties earmarked for development.  With respect to significantly all of the loans which became non-earning in the current period, the borrowers were unable to obtain financing to proceed with the planned development and/or improvement at their properties, and were unable to raise sufficient additional equity to support the carrying costs on the properties, such as interest on the BRT loans, taxes, insurance, etc.  As a result, these borrowers stopped paying interest on BRT’s loans and the loans went into default.

Mr. Gould further commented that with respect to the loan loss allowances and the impairment charges recognized in the current periods, the values of properties in substantially all regions in the United States have significantly declined due to the recession and the difficulty of potential buyers in obtaining mortgage financing and that the decline in values appears to be continuing.  Under these circumstances, management concluded that the loan loss allowances and the impairment charges indicated above were required.

For the quarter ended March 31, 2009, BRT reported total revenues of $3,957,000 and a net loss of $42,336,000, or a loss of $3.62 per share.  This compares with revenues and a net loss of $5,303,000 and $14,000 for the quarter ending March 31, 2008.  Contributing significantly to the loss in the current period is the $17,530,000 ($1.50 per share) provision for loan losses and impairment charges of $20,750,000 ($1.78 per share).  For the three months ending March 31, 2008, BRT took a provision of $5,300,000 ($.45 per share) and did not recognize any impairment charges.  Also contributing to the loss quarter over quarter was (i) a $1,376,000 (36%) decline in interest on real estate loans resulting from a combination of transfers of earning loans to non-earning status, reduced originations, transfer of real estate properties securing loans to real estate properties owned and loan payoffs, (ii) a $312,000 (72%) decline in fee income due to reduced origination activity, (iii) a $374,000 (70%) decline in investment income due to reduced dividend income that resulted from the sale of securities in the prior year, (iv) an increase in expenses related to real estate properties of $1,134,000 (122%) due primarily to the operation of additional properties, all of which were acquired in foreclosure, and (v) a $2,872,000 (410%) decline in equity in earnings of joint ventures, primarily related to the commercial mortgage lending joint venture with CIT Capital USA, Inc. and to a loan loss provision of $8,928,000 recorded by the joint venture to reflect a decrease in the value of a non-performing loan secured by a multi-family property.  Offsetting these items to a small extent was (a) a $716,000 (143%) increase in income from real estate due to rental revenues received from the operation of properties acquired in foreclosure, (b) a $307,000 (18%) decrease in interest expense due to a decline in the average balance outstanding under the credit facility and a decline in rate, (c) a $162,000 (35%) decrease in the advisor’s fee, and (d) a $245,000 (50%) decrease in foreclosure professional fees.  The three months ended March 31, 2008 benefited from a $3,818,000 gain on sale of available securities.  There was no comparable gain in the March 31, 2009 quarter.

For the six months ended March 31, 2009, BRT reported total revenues of $9,800,000 and a net loss of $45,959,000, or $3.93 per share, as compared to total revenues of $12,811,000 and net income of $3,216,000, or $.28 per share, for the six months ended March 31, 2008.  Contributing significantly to the loss in the current six month period is the provision for loan losses of $17,530,000 ($1.50 per share), and impairment charges of $24,250,000 ($2.07 per share), as compared to provision for loan losses in the March 31, 2008 six month period of $5,300,000 ($.46 per share) and no impairment charges.  Also contributing to the loss six months versus six months was (i) a $3,310,000 (34%) decline in interest on loans, (ii) a $503,000 (45%) decline in fee income, (iii) a $779,000 (68%) decline in investment income, (iv) an increase in expenses related to real estate properties of $2,841,000 (214%) and (v) a $3,239,000 (281%) decline in equity in earnings of joint ventures.  Offsetting these items to a small extent was (a) a $1,581,000 (167%) increase in income from real estate, (b) a $643,000 (19%) decrease in interest expense, (c) a $269,000 (29%) decrease in the advisor’s fee and (d) a $636,000 (52%) decrease in foreclosure professional fees.  The six months ended March 31, 2008 benefitted from a $3,818,000 gain on sale of available for sale securities. There was no comparable gain in the six months ended March 31, 2009.

Mr. Gould noted that BRT sold a multi-family property on May 7, 2009 for net proceeds of approximately $3,000,000, and has entered into contracts to sell three other multi-family properties to three separate buyers for a total consideration of approximately $11,000,000.  After brokerage commissions, expenses and impairment charges, the sale of these four properties will result in neither a gain nor a loss for book purposes.

Mr. Gould commented that like many entities engaged in commercial real estate lending, BRT has recognized significant loan loss allowances and impairment charges over the past few months.  He noted that even taking into account the loan loss allowances and impairments charges BRT has taken to date, it remains well capitalized with limited short-term debt.

BRT REALTY TRUST is a mortgage-oriented real estate investment trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the value of the collateral securing loans, potential property sales, property management, foreclosure activities and dividend payments.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including, with respect to a non-performing loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March. 31,		March. 31,
	2009	2008	2009	2008

Revenues	$3,957	$5,303	$9,800	$12,811

Expenses (a)	36,163	10,932	45,816	16,102

(Loss) before equity in (loss) earnings of unconsolidated joint ventures, gain on sale of joint ventures and available-for-sale
securities, minority interest and discontinued operations	(32,206)	(5,629)	(36,016)	(3,291)
Equity in (loss) earnings of unconsolidated joint ventures	(2,171)	701	(2,087)	1,152
(Loss) before gain on sale of joint venture interest and available-
for-sale securities, minority interest and discontinued operations	(34,377)	(4,928)	(38,103)	(2,139)
Gain on sale of joint venture interests	271	-	271	-
Gain on sale of available-for-sale securities	-	3,818	-	3,818
Minority interest	(42)	(39)	(86)	(54)
(Loss) income from continuing operations	(34,148)	(1,149)	(37,918)	1,625

Discontinued operations:
Income from operations	218	83	365	145
Impairment charges	(8,435)	-	(8,435)	-
Gain on sale of real estate assets	29	1,052	29	1,446
(Loss) income from discontinued operations	(8,188)	1,135	(8,041)	1,591

Net (loss) income	$(42,336)	$(14)	$(45,959)	$3,216

(Loss) earnings per share of beneficial interest:

(Loss)income from continuing operations	$(2.92)	$(0.10)	$(3.24)	$0.14
(Loss) income from discontinued operations	(0.70)	0.10	(0.69)	0.14
Basic and diluted (loss) earnings per share	$(3.62)	$(0.00)	$(3.93)	$0.28

Cash distribution per common share:	$-	$0.62	$-	$1.24

Weighted average number of
common shares outstanding:
Basic	11,682,037	11,733,741	11,688,473	11,550,843
Diluted	11,682,037	11,733,741	11,688,473	11,560,340

(a)
Includes provision for loan loss of $ 17,530 for the three and six months ended March 31, 2009 and $5,300 for the three and six months ended March 31, 2008.  Also includes inpairment charges of $ 12,315 and $15,815 in the three and six months ended March 31, 2009, respectively.